Exhibit 4.1

DESCRIPTION OF SHARES OF

BENEFICIAL INTEREST OF

Hashdex Nasdaq CME Crypto Index ETF

The Securities Depository; Book-Entry-Only System; Global Security

DTC will act as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions in those securities among DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Individual certificates will not be issued for the Shares. Instead, a global certificate will be signed by the Trustee on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificate represents all of the Shares outstanding at any time.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the number of Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the DTC Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC, with respect to DTC Participants; the records of DTC Participants, with respect to Indirect Participants; and the records of Indirect Participants, with respect to beneficial owners that are not DTC Participants or Indirect Participants. Beneficial owners are expected to receive from or through a DTC Participant a written confirmation relating to their purchase of the Shares.

Investors may transfer Shares through DTC by instructing the DTC Participant or Indirect Participant through which they hold their Shares to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service for the Shares by giving notice to the Trustee and the Sponsor. Under these circumstances, the Sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, deliver separate certificates for Shares to a successor authorized depositary identified by the Sponsor and available to act, or, if no successor is identified and able to act, the Trustee shall terminate the Trust.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC.

The Trust Agreement provides that, as long as the Shares are represented by a global certificate registered in the name of DTC or its nominee, the Trustee will be entitled to treat DTC as the holder of the Shares.

Meetings

Meetings of the Shareholders may be called by the Sponsor. The Sponsor shall provide written notice to all Shareholders thereof of the meeting and the purpose of the meeting, which shall be held on a date not less than thirty (30) nor more than sixty (60) days after the date of mailing of said notice, at a reasonable time and place. Any notice of meeting shall be accompanied by a description of the action to be taken at the meeting. Shareholders may vote in person or by proxy at any such meeting.

Voting Rights

Shareholders have no voting rights with respect to the Trust except as expressly provided in the Trust Agreement.

The Trust Agreement provides that Shareholders holding Shares representing at least a majority (over 50%) of the Shares (not including Shares held by the Sponsor and its Affiliates) may vote to appoint a successor Sponsor following the Sponsor’s notice of its withdrawal as Sponsor. Except as set forth herein, Shareholders shall have no voting rights with respect to the Trust.

Limited Liability of Shareholders

Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of Delaware and no Shareholder shall be liable for claims against or debts of the Trust in excess of such Shareholder’s Percentage Interest of the Trust Estate, except in the case of a Shareholder that is an Authorized Participant, in the event that the liability is founded upon misstatements or omissions contained in such Shareholder’s Authorized Participant Agreement. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Trust shall not make a claim against a Shareholder with respect to amounts distributed to such Shareholder or amounts received by such Shareholder upon redemption of such Shareholder’s Shares unless, under Delaware law, such Shareholder is liable to repay such amount.

The Trust or the Fund shall indemnify to the full extent permitted by law and the Trust Agreement each Shareholder (excluding the Sponsor to the extent of its ownership of any Shares acquired through its initial capital contribution) against any claims of liability asserted against such Shareholder solely because of its ownership of Shares (other than for taxes on income from Shares for which such Shareholder is liable).

Creation and Redemption of Shares

The Trust expects to create and redeem Shares on a continuous basis but only in Baskets of 10,000 Shares. Only Authorized Participants, can place orders to receive Baskets.

Creations and redemptions of Shares may be conducted in cash or in-kind for crypto assets.

Cash Creations and Redemptions. For cash creations and redemptions, the Sponsor and the Trust will engage in crypto asset transactions for converting cash into crypto assets (in association with creation orders) and crypto assets into cash (in association with redemption orders). The Trust will conduct its transactions by choosing, in its sole discretion, either to trade (1) directly with Crypto Trading Counterparties, pursuant to written agreements between such Crypto Trading Counterparties and the Trust, or (2) through the Prime Execution Agent. The Sponsor and the Trust expect to conduct these transactions by trading directly with Crypto Trading Counterparties. Crypto Trading Counterparties may be added at any time, subject to the discretion of the Sponsor. In the event the Sponsor engages any additional Crypto Trading Counterparties, shareholders will be notified of the addition of such Crypto Trading Counterparty through a prospectus supplement and/or a current report on Form 8-K or through the Trust’s annual or quarterly reports, or through the Trust’s website.

In-Kind Creations and Redemptions. For in-kind creations, Authorized Participants (or their designated agents or clients) will deliver the required amount of crypto assets directly to the Crypto Custodian on behalf of the Trust in exchange for Shares. For in-kind redemptions, the Crypto Custodian will deliver, on behalf of the Trust, crypto assets to the Authorized Participant (or its designated agent or client). In such in-kind transactions, Authorized Participants are responsible for sourcing and delivering (or receiving and liquidating) the required crypto assets. The Trust and the Sponsor will not be responsible for selecting or directing the counterparties with respect to such transfers.

In a cash creation, the Trust will create Shares by receiving crypto assets from a third party that is not the Authorized Participant, and the Sponsor and/or the Trust — not the Authorized Participant — is responsible for selecting the third party to deliver crypto assets. Further, the third party will not be acting as an agent of the Authorized Participant with respect to the delivery of the crypto assets to the Trust or acting at the direction of the Authorized Participant with respect to the delivery of crypto assets to the Trust. In a cash redemption, the Trust will redeem Shares by delivering crypto assets to a third party that is not the Authorized Participant, and the Sponsor and/or the Trust — not the Authorized Participant — is responsible for selecting the third party to receive crypto assets. Further, the third party will not be acting as an agent of the Authorized Participant with respect to the receipt of crypto assets from the Trust or acting at the direction of the Authorized Participant with respect to the receipt of crypto assets from the Trust. The third party will be unaffiliated with the Trust and the Sponsor. In in-kind creations, the Authorized Participant (or its designated agent or client) will deliver crypto assets directly to the Trust’s account with the relevant Crypto Custodian and in in-kind redemptions the Authorized Participant (or its designated agent or client) will receive crypto assets directly from the Crypto Custodian on behalf of the Trust.

Creation and redemption orders will take place as follows, where “T” is the date of the order and each day in the sequence must be a Business Day:

Cash Creation Order Date (T)	Cash Creation Settlement Date (T+1)

●	Authorized Participant places a creation order.	●	The Authorized Participant delivers the cash related to the purchase transaction to the Trust’s cash account that is maintained with the Cash Custodian.

●	The Transfer Agent accepts (or rejects) the creation order.	●	The Crypto Trading Counterparty or the Prime Execution Agent deposits the crypto assets into the Trust’s trading account related to the purchase transaction.

●	The Trust will enter into a transaction with the Crypto Trading Counterparty or the Prime Execution Agent to purchase the corresponding crypto assets.	●	Once the Trust is in simultaneous possession of the cash and the crypto assets, the Trust delivers the corresponding Shares to the Authorized Participant.

●	As soon as practicable after 4:00 p.m. E.T., the Sponsor determines the cash related to the purchase transaction, including any dollar cost difference between the price utilized in calculating NAV per Share and the price at which the Trust acquires the crypto assets.	●	The Trust transfers the cash related to the purchase transaction from the Trust cash account maintained with the Cash Custodian to the Crypto Trading Counterparty or the Prime Execution Agent.

Cash Redemption Order Date (T)	Cash Redemption Settlement Date (T+1)

●	Authorized Participant places a redemption order.	●	The Authorized Participant delivers the Baskets of Shares to be redeemed to the Trust.

●	The Transfer Agent accepts (or rejects) the redemption order.	●	The Crypto Trading Counterparty or the Prime Execution Agent delivers cash to the Trust’s cash account that is maintained with the Cash Custodian related to the sell transaction.

●	The Trust instructs the Crypto Custodian to prepare to move the corresponding crypto assets from the Trust’s account at the Crypto Custodian to the Trust’s trading account.	●	Once the Trust is in simultaneous possession of the Basket of Shares and the cash related to the sell transaction, the Trust cancels the Shares comprising the number of Baskets redeemed by the Authorized Participant.

●	The Trust enters into a transaction with the Crypto Trading Counterparty or the Prime Execution Agent to sell the corresponding crypto assets.	●	The Trust instructs the Crypto Custodian to transfer the corresponding crypto assets agreed on the sell transaction from the Trust’s trading account to the Crypto Trading Counterparty or Prime Execution Agent.

●	As soon as practicable after 4:00 p.m. E.T., the Sponsor determines the cash related to the sell transaction, including any dollar cost difference between the crypto assets price utilized in calculating NAV per Share and the price at which the Trust sells the crypto assets.	●	The Trust transfers the cash related to the sell transaction from the cash account maintained with the Cash Custodian to the Authorized Participant.

In-Kind Creation Order Date (T)	In-Kind Creation Settlement Date (T+1)

●	Authorized Participant submits an in-kind creation order.	●	Authorized Participant (or its agent or client) deposits crypto assets into the Trust’s account with Crypto Custodian.

●	The Transfer Agent accepts (or rejects) the creation order.	●	Once the Trust confirms receipt of the corresponding assets, it delivers Shares to the Authorized Participant.

●	As soon as practicable after 4:00 p.m. E.T., the Sponsor determines the Basket.

●	Trust confirms asset amounts and crypto addresses.

In-Kind Redemption Order Date (T)	In-Kind Redemption Settlement Date (T+1)

●	Authorized Participant submits an in-kind redemption order.	●	The Authorized Participant delivers the Baskets of Shares to be redeemed to the Trust.

●	The Transfer Agent accepts (or rejects) the redemption order.	●	Once the Trust is in simultaneous possession of the Basket of Shares and the respective crypto assets, the Trust cancels the Shares comprising the number of Baskets redeemed by the Authorized Participant.

●	The Trust instructs the Crypto Custodian to prepare to move the corresponding crypto assets from the Trust’s account at the Crypto Custodian to the Authorized Participant (or its agent or client).	●	The Crypto Custodian delivers crypto assets to the Authorized Participant (or its agent or client).

●	As soon as practicable after 4:00 p.m. E.T., the Sponsor determines the Basket components.

Issuance of Baskets

A standard creation transaction fee is imposed to offset the transfer and other transaction costs associated with the issuance of Baskets. For a creation of Baskets, the Authorized Participant will be required to submit the purchase order by 3:00 p.m. E.T., or the close of regular trading on the Exchange, whichever is earlier (the “Order Cutoff Time”). The Order Cutoff Time may be modified by the Sponsor in its sole discretion.

For cash creations, on the date of the Order Cutoff Time for a creation order, the Trust will enter into a transaction by choosing, in its sole discretion, to trade directly with a Crypto Trading Counterparty or the Prime Execution Agent, to buy crypto assets in exchange for the cash proceeds from such creation order. The Authorized Participant is responsible for the dollar cost of the difference between the crypto assets price utilized in calculating the NAV per Share on the cash creation order date and the price at which the Trust acquires the crypto assets to the extent the price amount for buying the crypto assets is higher than the price utilized in calculating the NAV. In the case the price amount for buying the crypto assets is lower than the price utilized in calculating the NAV, the Authorized Participant shall keep the dollar impact of any such difference.

The Authorized Participant must submit a purchase order indicating the number of Baskets it intends to acquire and whether the creation will be cash or in-kind. The Sponsor will acknowledge the purchase order and the date of acknowledgement will determine (i) for a cash creation, the estimated cash amount (the “Basket Cash Component”) the Authorized Participant needs to deposit and the quantity of each Index Constituent in a Basket (the “Basket Crypto Portfolio”) the Trust needs to purchase from the Crypto Trading Counterparty and (ii) for an in-kind creation, the Basket Crypto Portfolio that the Authorized Participant has to deliver to the Trust. The final cash amounts will be determined after the Trust’s NAV is struck and the Trust’s crypto transactions have settled. However, orders received after the Order Cutoff Time on a Business Day will not be accepted and should be resubmitted on the following Business Day.

If the cash purchase order is accepted, a copy of the purchase order endorsed “Accepted” (or an automated email indicating the acceptance of the purchase order) and indicating the Basket Cash Component that the Authorized Participant must deliver to the Cash Custodian or Prime Execution Agent in exchange for each Basket will be transmitted to the Authorized Participant, via electronic mail message or other electronic communication, no later than 8:00 p.m. E.T. on the date such purchase order is received, or deemed received. Prior to the acceptance as specified above, a cash purchase order will only represent the Authorized Participant’s unilateral offer to deposit cash in exchange for Baskets and will have no binding effect upon the Trust, the Trustee, the Trust Administrator, the Crypto Custodians or any other party.

If the in-kind purchase order is accepted, a copy of the purchase order endorsed “Accepted” (or an automated email indicating the acceptance of the purchase order) and indicating the Basket Crypto Portfolio that the Authorized Participant must deliver to the Crypto Custodian in exchange for each Basket will be transmitted to the Authorized Participant, via electronic mail message or other electronic communication, no later than 8:00 p.m. E.T. on the date such purchase order is received, or deemed received. Prior to the acceptance as specified above, an in-kind purchase order will only represent the Authorized Participant’s unilateral offer to deposit crypto assets in exchange for Baskets and will have no binding effect upon the Trust, the Trustee, the Trust Administrator, the Crypto Custodians or any other party.

Creations and redemptions of Shares may be effected either in-kind, by delivery of the corresponding crypto amounts of crypto assets, or for cash, by delivery of the Basket Cash Component. On each day that the Exchange is open for regular trading, the Administrator will adjust the cash amount constituting the Basket Cash Component and the quantity of the Index Constituents constituting the Basket Crypto Portfolio as appropriate to reflect sales of crypto assets, any loss of crypto assets that may occur, and accrued expenses. The computation is made by the Sponsor as promptly as practicable after 4:00 p.m. E.T. See “Business of the Trust — The Trust’s Benchmark” and “Business of the Trust — Calculating NAV” for a description of how the Index is determined, and description of how the Sponsor determines the NAV. The Sponsor will determine the Basket Cash Component for a given day by multiplying the NAV by the number of Shares in each Basket and determine the Basket Crypto Portfolio for a given day by multiplying the Basket Cash Component for that day by that day’s Index Constituent’s weight and divide by its price. The Basket Cash Component and the Basket Crypto Portfolio so determined will be made available to all Authorized Participants and Crypto Transaction Counterparties and will be made available on the Trust’s website for the Shares.

In the case of cash creations, on the date of the Order Cutoff Time, the Sponsor will choose, in its sole discretion, which Crypto Trading Counterparty to buy the Index Constituents from in exchange for the cash proceeds from such purchase order. For settlement of a creation, the Trust delivers Shares to the Authorized Participant in exchange for cash received from the Authorized Participant. Meanwhile, the Crypto Trading Counterparty delivers the required crypto assets in exchange for cash. In the event the Trust has not been able to successfully execute and complete settlement of a crypto asset transaction by the settlement date of the purchase order, the Authorized Participant will be given the option to (1) cancel the purchase order, or (2) accept that the Trust will continue to attempt to complete the execution, which will delay the settlement date of the purchase order. With respect to a purchase order, as between the Trust and the Authorized Participant, the Authorized Participant is responsible for the dollar cost of the difference between the Index Constituent price utilized in calculating the NAV on the trade date and the price at which the Trust acquires the Index Constituent to the extent the price realized in buying the Index Constituent is higher than the price utilized in the NAV. To the extent the price realized in buying crypto assets is lower than the price utilized in the NAV, the Authorized Participant shall keep the dollar impact of any such difference.

In the case of in-kind creations, if the Authorized Participant, or its designated agent or client, has not deposited the Basket Crypto Portfolio to the Trust by the applicable time on the settlement date of the in-kind creation order, the Authorized Participant will be given the option to (1) cancel the in-kind creation order, (2) delay settlement of the order to enable delivery of the Basket Crypto Portfolio at a later date, or (3) accept that the Trust will execute the crypto assets transaction required for the creation and the authorized participant will deliver the USDs required for this purchase.

For a cash redemption order, an Authorized Participant will deliver Shares to the Trust and will receive cash for the Shares delivered.

For an in-kind redemption order, an Authorized Participant will deliver Shares to the Trust and will receive the Basket Crypto Portfolio or will have its designated agent or client receive the Basket Crypto Portfolio for the Shares delivered.

The Trust’s “Trading Balance” is a trading account at which the Trust’s holdings in crypto assets and cash from time to time may be held in connection with the sale of crypto assets to pay Trust expenses not assumed by the Sponsor. Because the Trust’s Trading Balance may not be funded with cash on trade date for the purchase of the Index Constituents associated with the purchase order, the Trust may borrow trade credits “Trade Credits” in the form of cash from the “Trade Credit Lender” pursuant to a “Trade Financing Agreement” or may require the Authorized Participant to deliver the required cash for the purchase order on trade date. The extension of Trade Credits on trade date allows the Trust to purchase crypto assets through the Prime Execution Agent on trade date, with such asset being deposited in the Trust’s Trading Balance. For cash creations, cash received from the Authorized Participant is used to settle the Trade Credits if applicable. For in-kind creations, the delivered crypto assets are credited to the Trust’s Trading Balance and then transferred to the Trust’s Vault Balance. For settlement of a cash creation, the Trust delivers Shares to the Authorized Participant in exchange for cash received from the Authorized Participant. To the extent Trade Credits were utilized, the Trust uses the cash to repay the Trade Credits borrowed from the Trade Credit Lender. Any financing fee owed to the Trade Credit Lender is deemed part of trade execution costs and embedded in the trade price for each transaction. For settlement of in-kind creations, the Trust delivers Shares to the Authorized Participant in exchange for corresponding crypto assets received from the Authorized Participant.

In the case of cash creations, upon the deposit by the Crypto Trading Counterparty of the corresponding amount of the Index Constituents with the Trust’s Trading Balance, and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the Cash Custodian will deliver the appropriate number of Baskets to the DTC account of the depositing Authorized Participant. As of the date of this prospectus, the Authorized Participants are Macquarie Capital (USA) Inc., Virtu Americas LLC and Cantor Fitzgerald & Co., all of whom are registered broker-dealers, members in good standing of FINRA, and have executed agreements with the Sponsor and the Trust. Additional Authorized Participants may be added at any time, subject to the discretion of the Sponsor.

In connection with the paragraph above, when the Trust purchases the Index Constituents or receives the Index Constituents in in-kind creations, the deposit of such crypto assets will initially be credited to the Trust’s Trading Balance before being swept to the Trust’s Vault Balance with the Crypto Custodians pursuant to a regular end-of-day sweep process. Transfers of crypto assets into the Trust’s Trading Balance are off-chain transactions and transfers from the Trust’s Trading Balance to the Trust’s Vault Balance are “on-chain” transactions represented on the crypto asset blockchain. Any costs related to transactions and transfers from the Trust’s Trading Balance to the Trust’s Vault Balance are not borne by the Trust or its Shareholders. For cash creations, on-chain transaction fees are paid by the Crypto Trading Counterparty.

Because the Sponsor has assumed what are expected to be most of the Trust’s expenses, in the absence of any extraordinary expenses or liabilities, the amount of Index Constituents by which the Basket Crypto Portfolio will decrease each day will be predictable. The Sponsor intends to have the Administrator make available on each Business Day an indicative Basket Crypto Portfolio for the next Business Day. Authorized Participants may use that indicative Basket Crypto Portfolio as guidance regarding the amount of cash or crypto assets that they may expect to have to deposit with the Administrator in respect of accepted purchase orders placed by them on such next Business Day.

The agreement entered into with each Authorized Participant provides, however, that once a purchase order has been accepted by the Sponsor, the Authorized Participant will be required to deposit with the Administrator either the Basket Crypto Portfolio (for in-kind creations) or the Basket Cash Component (for cash creations) as determined by the Sponsor on the effective date of the purchase order.

No Shares will be issued until the Sponsor and/or the Trust are informed that it has allocated to the Trust’s account the corresponding amount of Index Constituents. Disruption of Crypto Custodians or Crypto Trading Counterparty services would have the potential to delay settlement of the crypto assets related to Share creations.

Crypto assets transactions that occur on the blockchain are susceptible to delays due to the Index Constituents Networks outages, congestion, spikes in transaction fees demanded by miners, or other problems or disruptions. To the extent that crypto assets transfers from the Trust’s Trading Balance to the Trust’s Vault Balance are delayed due to congestion or other issues with the Index Constituents Networks, such crypto assets will not be held in offline storage in the Vault Balance until such transfers can occur.

The Sponsor and/or the Trust may suspend the acceptance of purchase orders or the delivery or registration of transfers of or refuse a particular purchase order, delivery or registration of Shares for both cash and in-kind creations or redemptions (i) during any period when the transfer books are closed or (ii) at any time, if the Sponsor thinks it advisable for any reason. The Sponsor and/or the Trust shall reject any purchase order or redemption order that is not in proper form.

Redemption of Baskets

Authorized Participants, acting on authority of the registered holder of Shares, may redeem Baskets either in-kind, by receiving the corresponding Index Constituents, or for cash, by receiving the corresponding Basket Cash Component. For a redemption of Baskets, the Authorized Participant will be required to submit a redemption order by an Order Cutoff Time. On the date of the Order Cutoff Time, the Sponsor and/or the Trust instructs the Crypto Custodian to prepare to move the associated crypto assets from the Trust’s Vault Balance with the Crypto Custodian to the Trust’s Trading Balance.

With respect to a cash redemption order, between the Trust and the Authorized Participant, the Authorized Participant will bear the difference between the Index Constituent price utilized in calculating the NAV the redemption order date and the price realized in selling such crypto asset to raise the cash needed for the cash redemption order to the extent the price realized in selling the Index Constituent is lower than the crypto asset price utilized in the NAV. To the extent the price realized is selling the Index Constituent is higher than the price utilized in the NAV, the Trust will deliver the dollar impact of any such difference to the Authorized Participant.

The transfers of crypto assets from the Trust’s Trading Balance to the Crypto Trading Counterparty’s account or to the Prime Execution Agent is an “off-chain” transaction that is recorded in the books and records.

The Trust’s Trading Balance may not be funded with the Index Constituents on trade date for the sale of crypto assets in connection with the redemption order, when the asset remains in the Trust’s Vault Balance with the Crypto Custodian at the point of intended execution of a sale of crypto assets. When the Trust executes a cash redemption and the required crypto assets remain in the Trust’s Vault Balance, the Trust may borrow Trade Credits in the form of Index Constituents from the Trade Credit Lender, which allows the Trust to sell crypto assets on trade date, and the cash proceeds are deposited in the Trust’s Trading Balance. For settlement of a redemption where Trade Credits were utilized, for cash redemptions the Trust delivers cash to the Authorized Participant in exchange for Shares received from the Authorized Participant. In the event Trade Credits were used, the Trust will use the Index Constituents moved from the Trust’s Vault Balance with the Crypto Custodian to the Trading Balance to repay the Trade Credits borrowed from the Trade Credit Lender.

Transfers of crypto assets from the Trust’s Vault Balance to the Trust’s Trading Balance are “on-chain” transactions represented on such crypto asset blockchain. For redemptions, the on-chain transaction fees are paid by the Trust and their dollar cost is borne by the Authorized Participant.

Crypto assets transactions that occur on the blockchain are susceptible to delays due to Index Constituents Networks outages, congestion, spikes in transaction fees demanded by miners, or other problems or disruptions. To the extent that crypto assets transfers from the Trust’s Vault Balance to the Trust’s Trading Balance are delayed due to congestion or other issues with the Index Networks or the Trust’s operations, redemptions in the Trust could be delayed.

Disruption of services at the Prime Execution Agent, Custodians or the Authorized Participant’s banks would have the potential to delay settlement of the crypto asset related to Share redemptions.

Upon the surrender of such Shares and the payment of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees) by the redeeming Authorized Participant, and the delivery of either the corresponding Index Constituents for in-kind redemptions or the completion of the sale of Index Constituents for cash redemptions by the Trust, the Sponsor will instruct the delivery of cash or Index Constituents to the Authorized Participant. For cash redemptions, the Authorized Participant is responsible for the dollar cost of the difference between the value of the Index Constituent calculated by the Trust Administrator for the applicable NAV per Share of the Trust and the price at which the Trust sells such crypto asset to raise the cash needed for the cash redemption order to the extent the price realized in selling the asset is lower than the crypto asset price utilized in the NAV. To the extent the price realized in selling the Index Constituent is higher than the price utilized in the NAV, the Authorized Participant shall get to keep the dollar impact of any such difference. For in-kind redemptions, no such cash adjustment applies.

Shares can only be surrendered for redemption in Baskets of 10,000 Shares each.

An Authorized Participant must submit a redemption order indicating the number of Baskets it intends to redeem. The date the Trust receives that order determines the Basket Cash Component to or the Basket Crypto Portfolio to be received in exchange for cash or in-kind redemptions, respectively. However, orders received after the Order Cutoff Time on a Business Day will not be accepted and should be resubmitted on the following Business Day.

All taxes incurred in connection with the delivery of crypto assets to the Crypto Custodians or cash to the Cash Custodian in exchange for Baskets (including any applicable value added tax) will be the sole responsibility of the Authorized Participant making such delivery.

Redemptions may be suspended only (1) during any period in which regular trading on the Exchange is suspended or restricted or the Exchange is closed (other than scheduled holiday or weekend closings), or (2) during a period when the Sponsor determines that delivery, disposal or evaluation of the Index Constituents is not reasonably practicable (for example, as a result of an interruption in services or availability of the Custodians, Administrator, or other service providers to the Trust, act of God, catastrophe, civil disturbance, government prohibition, war, terrorism, strike or other labor dispute, fire, force majeure, interruption in telecommunications, Internet services, or network provider services, unavailability of Fedwire, SWIFT or banks’ payment processes, significant technical failure, bug, error, disruption or fork of the Index Constituents Networks, hacking, cybersecurity breach, or power, Internet, or the Index Constituents Networks outage, or similar event). The Sponsor and/or the Trust shall reject any purchase order or redemption order that is not in proper form. If the Sponsor and/or the Trust suspend redemptions, Shareholders will be notified through a prospectus supplement, a current report on Form 8-K, the Trust’s periodic Exchange Act reports and/or on the Trust’s website.